UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d)

of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 6, 2018

Aradigm Corporation

(Exact name of registrant as specified in its charter)

California	001-36480	94-3133088
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

3929 Point Eden Way, Hayward, California		94545
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (510) 265-9000

Not Applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 3.01 Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.

On March 7, 2018, Aradigm Corporation (the “Company”) received a notice from The Nasdaq Capital Market (“Nasdaq”) that the Company is not in compliance with Nasdaq Listing Rule 5550(b)(2), as it has not maintained a minimum Market Value of Listed Securities (“MVLS”) of $35 million, based upon Nasdaq’s review of the Company’s MVLS for the last 30 consecutive business days. The notification of noncompliance has no immediate effect on the listing or trading of the Company’s common stock on Nasdaq under the symbol “ARDM.”

Pursuant to the Nasdaq Listing Rules, the Company has 180 days, or until September 4, 2018, in which to regain compliance with the MVLS requirement. In order to regain compliance with this requirement, the Company must evidence a MVLS of at least $35 million for a minimum of ten consecutive business days during such 180-day compliance period. In its notice letter, the staff of Nasdaq noted that the Company also does not meet the requirements under Listing Rules 5550(b)(1) and 5550(b)(3), which set forth alternative standards for continued listing on Nasdaq based upon stockholders’ equity or net income from continuing operations, respectively.

If the Company does not regain compliance with Nasdaq Listing Rule 5550(b)(2) prior to the expiration of the 180-day compliance period, it will receive written notification from Nasdaq that its securities are subject to delisting. At that time, the Company may appeal such delisting determination to a Hearings Panel.

The Company is currently evaluating available options to regain compliance with the Nasdaq Listing Rules. There can be no assurance that the Company will be successful in regaining compliance with the Nasdaq Listing Rules and maintaining its listing of the Company’s common stock on Nasdaq.

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Effective March 6, 2018, the Company’s Board of Directors (the “Board”) has appointed Mr. Edwin Gordon to the Board and the Audit Committee of the Board (the “Audit Committee”).

Mr. Gordon, 63, is the founder and principal of 4C Advisors, LLC, an advisory firm rendering differentiated financing, transactional and advisory services to life sciences companies. From 2012 to 2017, Mr. Gordon served as a managing director of the Health Care Investment Banking group of Ladenburg Thalmann & Co. Inc. (“Ladenburg”), a firm providing investment banking services to life sciences and other companies and a subsidiary of Ladenburg Thalmann Financial Services Inc. From 2008 to 2012, he was a managing director and head of the Health Care Investment Banking group of Ladenburg. Throughout his tenure at Ladenburg, Mr. Gordon was a member of the firm’s Equity Commitment Committee. Previously, Mr. Gordon served as a Managing Director in the health care banking groups of Merriman Curhan Ford & Co., Punk, Ziegel & Co., L.P., Cowen & Co., and Furman Selz. Prior to his career in investment banking, Mr. Gordon served as the senior Health Care Services Equity Analyst at Morgan Stanley & Co., Tucker Anthony & Day, and Prudential Bache Securities, covering hospital management, health insurance, and physician practices management companies on behalf of those firms’ institutional equity businesses. Mr. Gordon holds a BA in economics and an MBA in finance from the University of Pittsburgh.

Mr. Gordon’s compensation will be consistent with that provided to the Company’s other non-employee directors as disclosed under the caption “Compensation—Director Compensation” in the Company’s Definitive Proxy Statement filed with the Securities and Exchange Commission on April 19, 2017, and is expected to include, among other things, an annual stock option grant under the Company’s 2015 Equity Incentive Plan. In addition, the Company will enter into an indemnification agreement with Mr. Gordon in substantially the same form as the Company’s indemnification agreement entered into with its other non-employee directors.

There were no arrangements or understandings between Mr. Gordon and any other persons pursuant to which he was selected as a director. There are no family relationships between Mr. Gordon and any director or executive officer of the Company, and Mr. Gordon has no direct or indirect material interest in any transaction required to be disclosed under Item 404(a) of Regulation S-K.

Item 8.01 Other Events

As previously reported, on February 28, 2018, the Company received a notice from Nasdaq that, effective as of the appointment of Dr. John Siebert, a member of the Board, as Executive Chairman and Interim Principal Executive Officer of the Company on February 11, 2018, the Company was no longer in compliance with Nasdaq’s independent director and audit committee requirements as set forth in Nasdaq Listing Rule 5605. On March 9, 2018, the Company received a written notification from Nasdaq stating that, based on information regarding the appointment of Mr. Gordon to the Board and the Audit Committee, the staff of Nasdaq has determined that the Company complies with Nasdaq Listing Rule 5605 and these matters are now closed.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ARADIGM CORPORATION

Dated: March 12, 2018	By:	/s/ John Siebert
Name: John Siebert
Title: Executive Chairman, Interim Principal Executive Officer and Acting Principal Financial Officer